Exhibit 99.1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that the Schedule 13G relating to the Class A common stock, par value $0.0001 per share, of Vivint Smart Home, Inc., and any further amendments thereto, to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: January 28, 2020

FAYERWEATHER FUND EIGER, L.P.

By: FAYERWEATHER MANAGEMENT, LLC

By:	/s/ Andrew Stevenson
Name: Andrew Stevenson
Title: Manager

FAYERWEATHER MANAGEMENT, LLC

By:	/s/ Andrew Stevenson
Name: Andrew Stevenson
Title: Manager

/s/ Andrew Stevenson
Andrew Stevenson

/s/ Howard Stevenson
Howard Stevenson